EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Thomas M. Buonaiuto
Executive Vice President &
Chief Financial Officer
(845) 365-4615

U.S.B. HOLDING CO., INC.,
THE PARENT COMPANY FOR UNION STATE BANK,
TO REDEEM FLOATING RATE TRUST PREFERRED SECURITIES
OF USB STATUTORY TRUST III

Orangeburg, New York, May 14, 2007 - U.S.B. Holding Co., Inc. (the “Company”) (NYSE: UBH), the parent company for Union State Bank (the “Bank”), and USB Statutory Trust III, a subsidiary of the Company (the “Trust”), announced today that all 10,000 of the Floating Rate Capital Securities (the “Securities”) issued by the Trust will be redeemed on June 26, 2007 (the “Securities Redemption Date”) at a redemption price equal to the $1,000 liquidation amount of each security, plus all accrued and unpaid interest per security to, but not including, the Securities Redemption Date. The floating rate on the Securities is set quarterly on certain predetermined dates at an interest rate that is equal to 3-month LIBOR plus 3.45 percent per annum, currently at 8.80 percent. All interest accruing on the Securities will cease to accrue effective the Securities Redemption Date. The Trust is taking such action pursuant to Annex I of the Amended and Restated Declaration of Trust of USB Statutory Trust III, dated June 26, 2002. U.S. Bank National Association, as successor Institutional Trustee to State Street Bank and Trust Company of Connecticut, National Association, the predecessor Institutional Trustee, will notify the holders of record of the redemption of the Securities.

The redemption of the Securities is being made in connection with the concurrent redemption by the Company of all of its $10,310,000 Floating Rate Junior Subordinated Deferrable Interest Debentures (the “Debentures”) due June 26, 2032, which are held exclusively by the Trust, on June 26, 2007 (the “Debentures Redemption Date”) at a redemption price equal to the principal outstanding amount of the Debentures, plus interest accrued and unpaid on the Debentures to, but not including, the Debentures Redemption Date.

The Securities have been included as a component of Tier 1 and Total Capital in determining the Company’s leverage and risk-based capital positions. With the redemption of the Securities, the Company remains “well capitalized” as defined under current Federal banking and regulatory capital guidelines. Additionally, the Company’s net interest margin will be favorably impacted as the Securities, currently costing 8.80 percent, will be redeemed by using sources of available funding that are, at present, approximately 350 basis points lower in cost, or 5.30 percent. However, as a result of the redemption of the Debentures and the Securities, the Company expects to incur in the second quarter of 2007 an after-tax charge to earnings of approximately $177,000, representing the write-off of unamortized debt issuance costs.

The Company operates through its banking subsidiary, Union State Bank, a commercial bank currently with 31 branches, of which 29 are located in Rockland, Westchester and Orange Counties, New York, and one branch each located in Stamford, Connecticut, and New York City, New York. The Bank also operates four loan production offices in Rockland, Westchester, and Orange Counties, New York, and Stamford, Connecticut. Further information on the Company can be found on the Bank’s website at www.unionstate.com.

       Forward-Looking Statements: This press release contains a number of “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “intend,” “should,” “will,” “would,” “could,” “may,” “planned,” “estimated,” “potential,” “outlook,” “predict,” “project” and similar terms and phrases, including references to assumptions.

       Forward-looking statements are based on various assumptions and analyses made by us in light of our management’s experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate.

       The Company’s forward-looking statements are only as of the date on which such statements are made. By making any forward-looking statements, the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances. You should consider these risks and uncertainties in evaluating forward-looking statements and you should not place undue reliance on these statements.